EXHIBIT 16
                           COMPUTATION OF PERFORMANCE
                          MISSISSIPPI OPPORTUNITY FUND

The Fund computes the "average annual total return" of each Class of the Fund by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment. This is done by determining the ending redeemable value of a hypothetical $1,000 initial payment. This calculation is as follows:

      P(1+T)n = ERV

Where:   T =      average annual total return.
         ERV =    ending redeemable value at the end of the period covered by the computation of a hypothetical $1,000 payment made at the beginning of the period.
         P =      hypothetical initial payment of $1,000 from which the maximum sales load is deducted.
         n =      period covered by the computation, expressed in terms of
                  years.

The Fund may also compute the aggregate total return of each Class of the Fund, which is calculated in a similar manner, except that the results are not annualized.

The calculation of average annual total return and aggregate total return assume that the maximum sales load is deducted from the initial $1,000 investment at the time it is made and that there is a reinvestment of all dividends and capital gain distributions on the reinvestment dates during the period. The ending redeemable value is determined by assuming complete redemption of the hypothetical investment and the deduction of all nonrecurring charges at the end of the period covered by the computations. The Fund may also quote other total return information that does not reflect the effects of the sales load.

The aggregate total return for the Class A shares of the Fund for the period from the inception of the Class A shares (March 29, 1995) through August 31, 1995 was 6.84%. Without reflecting the effects of the maximum 3.5% sales load, the aggregate total return for the Class A shares for such fiscal period was 10.71%. The aggregate total return for the Class C shares of the Fund for the period from the inception of the Class C shares (April 7, 1995) through August 31, 1995 was 10.46%.